EXHIBIT 10.18

First Amendment

To The

Employment Agreement

By and Between

Commemorative Brands, Inc.

And

Parke Davis

This Agreement amends the agreement between Commemorative Brands, Inc. (the “Company”) and Parke Davis (the “Executive”) captioned Employment Agreement dates as of December 16, 1996, and as amendment in effect on the date immediately prior to the effective date hereof (the “Employment Agreement”). All capitalized terms used in this Agreement shall have the meaning ascribed to them in the Employment Agreement, unless expressly provided herein.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The parties hereto agree that the Executive shall not be bound by the provisions of Section 6.13 of the Agreement and Plan of Merger dated as of December 24, 2003 by and among American Achievement Corporation (“AAC”) AAC Holding Corp, AAC Acquisition Corp. and the stockholders of AAC party hereto; provided that this Section 1 shall in no way affect the obligations of the Executive under the Employment Agreement.

2.	Except as expressly modified herein, the Employment Agreement, and all of its terms and provisions, shall remain unchanged and in full force and effect. This Agreement may be executed in two or more counterparts, each of which shall constitute the same instrument.

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Intending to be legally bound, the parties have signed this Agreement, to take effect on the date on which it is signed by the second of the parties.

The Executive:
Parke Davis
Date: 4/5/04

The Company: American Achievement Corporation

By:	Mac LaFollette
Mac LaFollette
Title:	Director
Date:	4/9/04

Acknowledged and agreed with respect to Section 1

AAC Holding Corp.

By:	Richard C. Dresdale
Richard C. Dresdale
Title:	President
Date:	4-12-04